Exhibit 99.3

Allscripts Employee FAQ

Q. Why are we doing this transaction?

The agreement will significantly enhance our position in the overall healthcare information technology sector and create an industry leader in the electronic health records and practice management markets. Together, we will offer a broader suite of products that meet the individual needs of various practice sizes and specialties. The combined company will have a client base of approximately 150,000 physicians, 700 hospitals and 6,000 post-acute facilities and will be uniquely positioned to help physicians provide better patient care, manage their business more effectively and connect with their patients and other key healthcare stakeholders.

Q: How will this transaction help Allscripts?

Combining with Misys Healthcare makes us a leader in the ambulatory space, with the largest physician client base and an ideal combination of electronic health records and practice management systems. It will greatly accelerate the introduction of our combined product portfolio into physician offices and as a result, our transformation of healthcare. Together with our care management and emergency department information solutions, we will have over 700 hospitals and 6,000 post-acute facilities, including 2,000 homecare agencies, utilizing our solutions. In short, we will be a stronger competitor with better growth potential.

Q. What will Allscripts shareholders receive from the transaction?

Allscripts shareholders will receive $330 million in cash, which would be distributed to Allscripts shareholders of record as of the last business day immediately prior to the closing of the transaction in the form of a $4.90 per share special cash dividend. Allscripts shareholders would also retain their existing shares in the combined company, which will collectively represent a 45.5% of the outstanding shares of the combined company.

Q. Who will be the management of the new company?

The Allscripts management team will remain in place.

Q. How many employees does Misys Healthcare have?

Misys Healthcare has over 2,600 employees.

Q. What are some of Misys Healthcare’s products?

Key products include:

•	Misys EMR9.x – an electronic medical records solutions aimed at the higher end of the market

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Misys Tiger — a practice management solution for small- to medium-sized physician organizations that is designed to work in conjunction with Misys EMR to streamline clinical workflow and ensure the seamless performance of clinical and financial systems.

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Misys Vision – an enterprise practice management system for large healthcare organizations that includes a comprehensive suite of patient management, administrative and reporting applications to improve productivity, enhance revenue and increase operational efficiencies.

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Payerpath – a market-leading and innovative suite of claims management systems and claim management services that manage healthcare financial transactions for providers and payers that addresses each step in the revenue cycle.

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Misys Homecare – an industry leading home care system designed to improve clinical quality of care, financial performance, and operational control for large, integrated home care organizations and small home care companies. Business, clinical, and scheduling functionality for multiple lines of business - home health, hospice, and private duty are combined seamlessly in one integrated home care software system.

•	Misys MyWay – an integrated ASP solution for EHR and PM in small practices.

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Misys Connected Healthcare Community – facilitates the development of a patient-centric community, uniting providers, hospitals and other agencies in patient care delivery. The result is unparalleled care, customer service, streamlined processes and a system-wide reduction in back-end operating expenses.

So as you can see, Misys Healthcare’s product portfolio is highly complementary to ours both in terms of products and markets. For more information, please visit www.misyshealthcare.com.

Q. Where is Misys Healthcare based?

Misys Healthcare is headquartered in Raleigh, North Carolina and has more than 60 locations worldwide.

Q: Will we continue to offer the same products? Will our product development roadmap be affected?

As you’re aware, we’ve made great strides on an integrated product roadmap. We will continue to offer our products, and as a combined company, we will have a broader suite of products that meet the individual needs of all practice sizes and specialties. Until the closing, however, we will continue to operate independently.

Q. Does this change our mission or strategy?

No. It remains our mission to transform healthcare by providing the BEST solutions focused on informing and connecting those in the healthcare continuum.

Q: Will the corporate headquarters continue to be in Chicago?

Yes.

Q. When will the deal close?

The deal is expected to close within the next four to six months.

Q. How should we operate in the meantime?

Keep doing your job, keep focusing on the work that needs to be done and the customers we need to serve. Those aspects haven’t changed in the least; we need to keep business running as usual.

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Important Additional Information and Where to Find It

This communication is being made in respect of the proposed business combination involving Allscripts Healthcare Solutions, Inc. (“Allscripts”) and Misys Healthcare Systems LLC (“MHS”), a wholly owned subsidiary of Misys plc (“Misys”). In connection with this proposed transaction, Allscripts intends to file with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement, a definitive proxy statement and other related materials, and Parent intends to file a shareholder circular with the Financial Services Authority in the United Kingdom. The definitive proxy statement will be mailed to the stockholders of Allscripts, and the shareholder circular will be mailed to the shareholders of Parent. BEFORE MAKING ANY DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THESE DOCUMENTS AND OTHER RELEVANT

MATERIALS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTION. Investors and security holders can obtain copies of Allscripts’ materials (and all other offer documents filed with the SEC) when available, at no charge on the SEC’s website: www.sec.gov. Copies can also be obtained at no charge by directing a request for such materials to Allscripts at 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654, Attention: Lee Shapiro, Secretary, or to Misys at 125 Kensington High Street, London W8 5SF, United Kingdom, Attention: Group General Counsel & Company Secretary. Investors and security holders may also read and copy any reports, statements and other information filed by Allscripts with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room. Allscripts’ directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be participants in the solicitation of proxies from the stockholders of Allscripts in favor of the proposed transaction. Information about Allscripts, its directors and its executive officers, and their ownership of Allscripts’ securities, is set forth in its proxy statement for the 2007 Annual Meeting of Stockholders of the Company, which was filed with the SEC on April 30, 2007. Additional information regarding the interests of those persons may be obtained by reading the proxy statement and other relevant materials to be filed with the SEC when they become available.